Exhibit 3.18
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED BYLAWS
OF
CRYOPORT, INC.

I hereby certify that I am the duly elected, qualified and acting Secretary of CryoPort, Inc., a Nevada corporation (the “Corporation”), and that the Board of Directors of the Corporation adopted the following resolutions amending the Bylaws of the Corporation at a duly held meeting of the Board of Directors on October 9, 2009:

1.  The Company’s Amended and Restated Bylaws (the “Bylaws”) are hereby amended by deleting Article 6, Section 6.1(a) thereof in its entirety and inserting the following in lieu thereof:

“(a)  The shares of the corporation’s stock may be certificated or uncertificated, as provided under Nevada law, and shall be entered in the books of the corporation and registered as they are issued.  Any certificates representing shares of stock shall be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the stock of the corporation owned by the shareholder.  Any certificates issued to any shareholder of the corporation shall bear the name of the corporation and state that it is organized under the laws of the State of Nevada, the name of the shareholder, and the number and class (and the designation of the series, if any) of the shares represented.  Each certificate shall be signed either manually or by facsimile, by (i) the president or a vice president and (ii) by the secretary or an assistant secretary, and may be sealed with the seal of the corporation or a facsimile thereof.  If applicable, each certificate for shares shall be consecutively number or otherwise identified.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of the State of Nevada, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s articles of incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the corporation.”

2. The Bylaws are hereby amended by deleting Article 6, Section 6.1(b) thereof in its entirety and inserting the following in lieu thereof:

“(b) Legend as to Class or Series - If the corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) must be summarized on the front or back of the certificate (if certificates for such shares are issued) indicating that the corporation will furnish the shareholder this information on request in writing and without charge.”

3. The Bylaws are hereby amended by deleting Article 6, Section 6.1(d) thereof in its entirety.

4. The Bylaws are hereby amended by deleting Article 6, Section 6.2 thereof in its entirety and inserting the following in lieu thereof:

“6.2  REGISTRATION OF THE TRANSFER OF SHARES.

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the corporation’s books.  Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the corporation.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the corporation.  If the corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.”

5. The Bylaws are hereby amended by adding the following as Article 6, Section 6.5 to read in its entirety as follows:

“6.5  LOST, STOLEN OR DESTROYED CERTIFICATES.

Any person claiming a share certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon the corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen or destroyed.”

6. The Bylaws are hereby amended by adding the following as Article 2, Section 2.14 to read in its entirety as follows:

“2.14  NATURE OF BUSINESS AT MEETINGS OF THE SHAREHOLDERS.

No business (other than nomination of directors pursuant to Article 2, Section 2.15 of these Bylaws) may be transacted at any annual meeting of the shareholders, or at any special meeting of the shareholders, other than business that is (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof) or the president, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), the chairman of the board or the president or (c) otherwise properly brought before the meeting by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.14.  In addition to any other applicable requirements, for business to be properly brought by a shareholder before an annual meeting, or at any special meeting, of the shareholders, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation.

To be timely, a shareholder’s notice to the secretary must be delivered to or mailed and received at the corporation’s corporate headquarters (a) in the case of an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of the shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting, or at any special meeting, of the shareholders (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (e) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting, or at any special meeting, of the shareholders except business brought before the meeting in accordance with the procedures set forth in this Section 2.14.  If the chairman of any meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.”

7. The Bylaws are hereby amended by adding the following as Article 2, Section 2.15 to read in its entirety as follows:

“2.15  NOMINATION OF DIRECTORS.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation.  Nominations of persons for election to the Board of Directors may be made at any annual meeting of the shareholders, or at any special meeting of the shareholders, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any shareholder of the corporation who (i) is a shareholder of record on the date of the giving of the notice provided for in this Section 2.15 and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) complies with the notice procedures set forth in this Section 2.15.  In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation.

To be timely, a shareholder’s notice to the secretary must be delivered to or mailed and received at the corporation’s corporate headquarters of the corporation (a) in the case of an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of the shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the corporation by the shareholders unless nominated in accordance with the procedures set forth in this Section 2.15.  If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.”

WITNESS my signature this 9th day of October, 2009.

By:	/s/ Carlton M. Johnson, Jr.
Carlton M. Johnson, Jr.
Secretary